Exhibit 23.3

Beijing Jinggang Real Estate Valuation Co., Ltd.

Room 1101, Guangyao Dongfang Center Office Building

No. 100 North Xisanhuan Road

Haidian District, Beijing, China 100048

Tel: (010) 68727081-85/Fax: (010) 68727086

January 9, 2017

Yangtze River Development Limited

183 Broadway, Suite 5

New York, NY 10007

SUBJECT: Written Consent Of Beijing Jinggang Real Estate Valuation Co., Ltd.

We hereby consent to the references to our name and our final appraisal reports (the “Reports”) addressed to the board of directors of Yangtze River Development Limited (the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form S-1 of the Company and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

The Reports relate to valuations of Wuhan Yangtze River Newport Logistics Center of Hubei Province which is located in Yangluogang District, Xingang, Wuhan, China, upon its full completion as of December 31, 2020. In reaching our valuation conclusions, we relied on the accuracy and completeness of market data and documents provided by the Company or its representatives. We did not audit or independently verify such documents and take no responsibility for the accuracy of such information. The Company determines the fair value of its common shares and our valuation reports were used to assist the Company in reaching its determinations.

Yours faithfully,

/s/ Beijing Jinggang Real Estate Valuation Co., Ltd.
Beijing Jinggang Real Estate Valuation Co., Ltd.